EXHIBIT 4.18
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
WARRANT TO PURCHASE STOCK

Corporation:	ARTES MEDICAL, INC., a Delaware corporation
Number of Shares:	120,000
Class of Stock:	Series E Preferred Stock
Initial Exercise Price:	$2.50 per share
Issue Date:	November 27, 2006
Expiration Date:	November 27, 2016 (Subject to Section 1.5.2 and 5.1)
     THIS WARRANT TO PURCHASE STOCK (“WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK, a Michigan banking corporation, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of ARTES MEDICAL, INC. (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.
ARTICLE 1. EXERCISE.
     1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Holder shall also deliver to the Company a check or wire for the aggregate Warrant Price for the Shares being purchased.
     1.2 Intentionally Omitted.
     1.3 Delivery of Certificate and New Warrant. Within 45 days after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.
     1.4 Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.
     1.5 Acquisition of the Company.
          1.5.1 “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.
          1.5.2 Treatment of Warrant in the Event of an Acquisition. The Company shall give Holder written notice at least 20 days prior to the closing of any proposed Acquisition. The Company will use commercially reasonable efforts to cause the acquirer of the Company under the Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition.

          (a) If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.
          (b) If the Acquirer refuses to assume this Warrant in connection with the Acquisition, the Company shall give Holder an additional written notice at least 5 days prior to the closing of the Acquisition of such fact. In such event, notwithstanding any other provision of this Warrant to the contrary, Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Acquisition.
ARTICLE 2. ADJUSTMENTS TO THE SHARES.
     2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.
     2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock or otherwise. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.
     2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased.
     2.4 Adjustments for Diluting Issuances. The Warrant Price and the Number of Shares issuable upon exercise of this Warrant shall be subject to adjustment, from time to time, in the manner set forth on Exhibit A, if attached, in the event of Diluting Issuances (as defined on Exhibit A).
     2.5 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment. Notwithstanding the foregoing, nothing in this Section 2.5 shall prevent the Company from treating Holder in the same manner as all other holders of the Company’s Series E Preferred Stock.
     2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.
     2.7 Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.
ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.
     3.1 Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:
          3.1.1 The initial Warrant Price referenced on the first page of this Warrant is not greater than the fair market value of the Shares as of the date of this Warrant.
          3.1.2 All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.
          3.1.3 The Company’s capitalization table attached to this Warrant is true and complete as of the Issue Date.
     3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event).
     3.3 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiqués to the stockholders of the Company, (b) within one hundred twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.
     3.4 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit B.
ARTICLE 4. INVESTMENT REPRESENTATIONS AND COVENANTS OF HOLDER.
     With respect to the acquisition of this Warrant and any of the Shares, Holder hereby represents and warrants to, and agrees with, the Company as follows:

     4.1 Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder’s representation to the Company that this Warrant and the Shares will be acquired for investment for Holder’s, or its affiliate’s, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an affiliate. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than an affiliate, to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.
     4.2 Reliance upon Holder’s Representations. Holder understands that this Warrant and the Shares are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.
     4.3 Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).
     4.4 Restricted Securities. Holder understands that this Warrant and the Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.
     4.5 Market Stand-Off. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days, but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with the Rule 2711 of the National Association of Securities Dealers, Inc.) from the effective date of such registration as may be requested by the Company or such managing underwriters, and shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering; provided, that all officers and directors of the Company and all greater than 5% stockholders enter into similar agreements; and provided, further, that such market stand-off restriction shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of Holder.
     ARTICLE 5. MISCELLANEOUS.
     5.1 Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering. The Company shall give Holder written notice of Holder’s right to exercise this Warrant not less than 90 days before the Expiration Date. If the notice is not so given, the Expiration Date shall automatically be extended until 90 days after the date the Company delivers such notice to Holder.
     5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:
          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

     5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.
     5.4 Transfer Procedure. Subject to the provisions of Section 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Comerica Incorporated, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.
     5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:
Comerica Bank c/o Comerica Incorporated
Attn: Warrant Administrator
500 Woodward Avenue, 32nd Floor, MC 3379
Detroit, MI 48226
     All notices to the Company shall be addressed as follows:
ARTES MEDICAL, INC.
5870 Pacific Center Boulevard
San Diego, CA 92121
     5.6 Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
     5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
     5.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.
     5.9 Confidentiality. The Company hereby agrees to keep the terms and conditions of this Warrant confidential. Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) the

Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed.

ARTES MEDICAL, INC.

By:	/s/ Diane S. Goostree

Name:	Diane S. Goostree

Title:	Chief Executive Officer

By:	/s/ Peter C. Wulff

Name:	Peter C. Wulff

Title:	Chief Financial Officer

APPENDIX 1
NOTICE OF EXERCISE
     1. The undersigned hereby elects to purchase ___shares of the ___stock of ARTES MEDICAL, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.
     2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:
Comerica Bank
Attn: Warrant Administrator
500 Woodward Avenue, 32nd Floor, MC 3379
Detroit, MI 48226
     3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA BANK or Assignee

(Signature)

(Name and Title)

(Date)
Appendix — 1

EXHIBIT A
Anti-Dilution Provisions
     In the event of the issuance of Additional Stock (as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended) by the Company, after the Issue Date of this Warrant, of securities at a price per share less than the Warrant Price (a “Diluting Issuance”), then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions (the “Provisions”) of the Company’s Articles or Certificate of Incorporation which apply to Diluting Issuances. The Provisions shall not be deemed in any manner to limit or restrict the applicability of the Provisions to the Shares. Any language in the Provisions that in any manner limits or restricts the applicability of the Provisions to the Shares shall not apply to this Warrant.
     Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

A-1

EXHIBIT B
Registration Rights
     The Shares (if common stock), or the common stock issuable upon conversion of the Shares, shall be deemed “registrable securities” or otherwise entitled to “piggy back” registration rights in accordance with the terms of the following agreement (the “Agreement”) between the Company and its investor(s):
Amended and Restated Investors’ Rights Agreement dated June 23, 2006
     The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder’s registration rights thereunder, in a manner that affects Holder differently from other holders of Series E Preferred Stock, without the consent of Holder. By acceptance of the Warrant to which this Exhibit B is attached, Holder shall be deemed to be a party to the Agreement solely for the purpose of the above-mentioned registration rights.

B-1